UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☐                            Filed by a Party other than the Registrant  ☒

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to § 240.14a-12

CELLU TISSUE HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

CLEARWATER PAPER CORPORATION

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Until our spin-off on December 16, 2008, Clearwater Paper was a subsidiary of Potlatch Corporation. Unless the context otherwise requires or unless otherwise indicated, references to “Clearwater Paper Corporation,” “Clearwater Paper,” “we,” “our,” “our company” and “us” refer:

•	for all periods prior to the spin-off, to the Consumer Products, Pulp and Paperboard and Wood Products businesses separated from Potlatch in the spin-off; and

•	for all periods following the spin-off, to Clearwater Paper Corporation.

References to “Cellu Tissue” refer to the business of Cellu Tissue Holdings, Inc. and its subsidiaries. Unless the context otherwise requires or unless otherwise indicated, the term “Acquisition” refers to our acquisition of Cellu Tissue and the term “Transactions” means the Acquisition, the offering of the Notes and the release of the net proceeds from escrow, the refinancing of Cellu Tissue’s existing senior secured notes and indebtedness under its senior secured revolving credit facility, the assumption of Cellu-Tissue CityForest LLC’s industrial revenue bonds, which we refer to as the “IRBs,” the consummation of the other transactions contemplated in connection with the foregoing and the payment of all fees and expenses in connection therewith, all of which are expected to occur substantially concurrently with the closing of the Acquisition.

FORWARD-LOOKING STATEMENTS

All statements, other than statements of historical fact, contained within this exhibit and the documents incorporated by reference herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases you can identify forward-looking statements by terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “expect,” “believe,” “estimate,” “predict,” “potential,” or the negative of these terms, and similar expressions intended to identify forward-looking statements.

These forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties and we cannot assure you that the actual results or developments referenced by such forward-looking statements will be realized. Also, these forward-looking statements present our estimates and assumptions only as of the date of this exhibit.

Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, those described in “Risk Factors” or incorporated by reference in this exhibit, and the following:

•	the closing of the acquisition of Cellu Tissue may be delayed or may not occur, which would result in a mandatory redemption of the notes, possibly at a premium;

•	difficulties with the integration process or the realization of the benefits expected from the proposed acquisition;

•	the acquisition may expose our operations to unidentified liabilities;

•	our inability to implement our growth strategies;

•	changes in the cost and availability of wood fiber used in the production of our and Cellu Tissue’s products;

•	general economic conditions in the regions and industries in which we and Cellu Tissue operate;

•	changes in raw material costs and energy availability and costs;

•	changes in the United States and international economies;

•	changes in customer product preferences;

•	cyclical industry conditions;

•	reliance on a limited number of third party suppliers for raw materials;

•	the loss of business from any of our three largest Consumer Products segment customers, a large Pulp and Paperboard segment customer or a large Cellu Tissue customer;

•	competitive pricing pressures for our products;

•	our qualification to retain alternative fuel mixture tax credits and the tax treatment associated with receipt of such credits;

•	unanticipated manufacturing disruptions, including equipment malfunction and damage to our manufacturing facilitates caused by fire or weather-related events;

•	changes in the relationship between supply and demand in the forest products industry, including the amount of available manufacturing capacity and wood fiber used in manufacturing our products;

•	changes in freight costs and disruptions in transportation services;

•	unforeseen environmental liabilities or expenditures;

•	changes in expenses and required contributions associated with our pension plans;

•	changes in laws, regulations or industry standards affecting our business;

•	labor disruptions;

•	changes in the level of construction activity; and

•	changes in exchange rates between the U.S. dollar and other currencies.

Except for our ongoing obligation to disclose material information as required by federal securities laws, we do not intend to update you concerning any future revisions to any forward-looking statements to reflect events or circumstances occurring after the date of this exhibit.

Additional information and where to find it

In connection with the Acquisition, Cellu Tissue intends to file with the Securities and Exchange Commission (“SEC”) a preliminary proxy statement and a definitive proxy statement and other relevant material in connection the Acquisition. The definitive proxy statement will be sent or given to the stockholders of Cellu Tissue. Before making any voting or investment decision with respect to the Acquisition, investors and stockholders of Cellu Tissue are urged to read the proxy statement and the other relevant material when they become available because they will contain important information about the Acquisition. The proxy statement and other relevant materials (when they become available), and any other documents filed by Cellu Tissue with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov, at Cellu Tissue’s Investor Relations website at cellutissue.com/investor (click “SEC filings”) or from Cellu Tissue by contacting Investor Relations by mail at 1855 Lockeway Drive, Suite 501, Alpharetta, Georgia 30004, Attention: Investor Relations, or by telephone at (707) 407-2164.

Participants in the Solicitation

Clearwater Paper and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Cellu Tissue stockholders in connection with the Merger. Information about Clearwater Paper’s directors and executive officers is set forth in Clearwater Paper’s proxy statement on Schedule 14A filed with the SEC on March 29, 2010 and its Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on February 26, 2010. Additional information regarding the interests of participants in the solicitation of proxies in connection with the Acquisition will be included in the proxy statement that Cellu Tissue intends to file with the SEC.

UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION

We derived the following unaudited pro forma condensed combined financial information by the application of pro forma adjustments to our historical financial statements and the historical financial statements of Cellu Tissue. The unaudited pro forma condensed combined financial information below gives effect to the Transactions as if they had occurred on the first day of the period (with respect to statement of operations and other period data) or as of the date indicated (for balance sheet and other data reported as of a specific date).

Clearwater Paper and Cellu Tissue have different fiscal year ends. Accordingly:

•

the unaudited pro forma condensed combined balance sheet as of June 30, 2010 combines Clearwater Paper’s unaudited condensed balance sheet as of June 30, 2010 and Cellu Tissue’s unaudited consolidated balance sheet as of August 26, 2010;

•

the unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2009 combines the audited historical results of Clearwater Paper for the twelve months ended December 31, 2009 and the audited historical results for Cellu Tissue for the twelve months ended February 28, 2010;

•

the unaudited pro forma condensed combined statement of operations data for the six months ended June 30, 2009 and June 30, 2010 combines the unaudited historical results of Clearwater Paper for the six months ended June 30, 2009 and June 30, 2010, respectively, and the unaudited historical results for Cellu Tissue for the six months ended August 27, 2009 and August 26, 2010, respectively; and

•

the unaudited pro forma condensed combined statement of operations data for the twelve months ended June 30, 2010 combines the unaudited historical results of Clearwater Paper for the twelve months ended June 30, 2010 and the unaudited historical results for Cellu Tissue for the twelve months ended August 26, 2010.

The unaudited pro forma condensed combined financial information has been prepared giving effect to the Transactions. The Acquisition will be accounted for using the purchase method of accounting in accordance with Accounting Standards Codification (ASC) 805, “Business Combinations.” The unaudited pro forma condensed combined financial information reflects the allocation of the purchase price for the Acquisition to goodwill, pending completion of the final valuation of the fair value of Cellu Tissue’s assets and liabilities. The allocation of the purchase price for the Acquisition will be determined after completion of the Acquisition and will be based on the actual purchase price, the Cellu Tissue tangible and identifiable intangible assets acquired and liabilities assumed.

The unaudited pro forma condensed combined financial information and accompanying notes are presented for illustrative purposes only and do not purport to represent what our results of operations or financial position would actually have been had the Acquisition occurred on such dates or to project our results of operations or financial position for any future date or period.

Our independent registered public accounting firm, KPMG LLP, does not express an opinion or any other form of assurance with respect to the compliance of the pro forma financial statements attached hereto with Regulation S-X under the Securities Act of 1933.

Unaudited Pro Forma Combined Income Statement

For the Twelve Months Ended June 30, 2010

	Historical		Pro Forma Adjustments	Notes	Condensed Pro Forma Combined
	Clearwater Paper	Cellu Tissue
	(in thousands)
Net sales	$1,320,945	$523,292	$—		$1,844,237
Costs and expenses:
Cost of sales	1,127,863	465,707	4,255	(1)	1,597,825
Selling, general and administrative expenses	75,335	27,004	(4,288)	(2)(3)	98,051

	1,203,198	492,711	(33)		1,695,876
Alternative fuel mixture tax credit	94,274	—	—		94,274

Earnings before interest, debt retirement costs and income taxes	212,021	30,581	33		242,635
Interest expense, net	(16,928)	(36,075)	7,347	(4)(5)	(45,656)
Other expense	—	(1,095)	—		(1,095)

Earnings (loss) before income taxes	195,093	(6,589)	7,380		195,884
Income tax provision (benefit)	80,698	(147)	2,878	(6)	83,429

Net earnings (loss)	$114,395	$(6,442)	$4,502		$112,455

(1)	Represents an adjustment to conform Cellu Tissue’s capitalization policies with Clearwater Paper’s capitalization policies.
(2)	Represents the elimination of expenses associated with Cellu Tissue’s stock compensation plan ($2.2 million) and the accelerated stock compensation charge associated with the Cellu Tissue’s initial public offering during the period ($1.1 million).
(3)	Represents the elimination of Acquisition-related costs incurred by Cellu Tissue during the period ($1.0 million).
(4)	Represents the elimination of interest expense related to Cellu Tissue’s existing 11.5% Senior Secured Notes due 2014 (the “Cellu Tissue Notes”) and borrowings under Cellu Tissue’s working capital facility. The interest expense of $0.7 million related to the IRBs has not been eliminated as the IRBs are being assumed by Clearwater Paper.
(5)	Represents the additional estimated interest expense related to the Notes.
(6)	Uses an estimated statutory tax rate of 39%.

Unaudited Pro Forma Combined Income Statement

For the Six Months Ended June 30, 2009

	Historical		Pro Forma Adjustments	Notes	Condensed Pro Forma Combined
	Clearwater Paper	Cellu Tissue
	(in thousands)
Net sales	$603,605	$256,725	$—		$860,330
Costs and expenses:
Cost of sales	512,667	214,269	2,100	(1)	729,036
Selling, general and administrative expenses	34,028	12,993	(423)	(2)	46,598

	546,695	227,262	1,677		775,634
Alternative fuel mixture tax credit	76,373	—	—		76,373

Earnings before interest, debt retirement costs and income taxes	133,283	29,463	(1,677)		161,069
Interest expense, net	(6,994)	(18,838)	4,523	(3)(4)	(21,309)
Other expense	(6,250)	(341)	—		(6,591)

Earnings before income taxes	120,039	10,284	2,846		133,169
Income tax provision	30,944	5,256	1,110	(5)	37,310

Net earnings	$89,095	$5,028	$1,736		$95,859

(1)	Represents an adjustment to conform Cellu Tissue’s capitalization policies with Clearwater Paper’s capitalization policies.
(2)	Represents the elimination of expenses associated with Cellu Tissue’s stock compensation plan ($0.4 million).
(3)	Represents the elimination of interest expense related to the Cellu Tissue Notes and borrowings under Cellu Tissue’s working capital facility. The interest expense of $0.3 million related to the IRBs has not been eliminated as the IRBs are being assumed by Clearwater Paper.
(4)	Represents the additional estimated interest expense related to the Notes.
(5)	Uses an estimated statutory tax rate of 39%.

Unaudited Pro Forma Combined Income Statement

For the Six Months Ended June 30, 2010

	Historical		Pro Forma Adjustments	Notes	Condensed Pro Forma Combined
	Clearwater Paper	Cellu Tissue
	(in thousands)
Net sales	$674,481	$268,736	$—		$943,217
Costs and expenses:
Cost of sales	588,379	247,756	2,100	(1)	838,235
Selling, general and administrative expenses	38,238	13,112	(1,466)	(2)(3)	49,884

	626,617	260,868	634		888,119

Earnings before interest, debt retirement costs and income taxes	47,864	7,868	(634)		55,098
Interest expense, net	(8,417)	(15,319)	976	(4)(5)	(22,760)
Other expense	—	(162)	—		(162)

Earnings (loss) before income taxes	39,447	(7,613)	342		32,176
Income tax provision (benefit)	18,421	(2,436)	133	(6)	16,118

Net earnings (loss)	$21,026	$(5,177)	$209		$16,058

(1)	Represents an adjustment to conform Cellu Tissue’s capitalization policies with Clearwater Paper’s capitalization policies.
(2)	Represents the elimination of expenses associated with Cellu Tissue’s stock compensation plan ($0.5 million).
(3)	Represents the elimination of Acquisition-related costs incurred by Cellu Tissue during the period ($1.0 million).
(4)	Represents the elimination of interest expense related to the Cellu Tissue Notes and borrowings under Cellu Tissue’s working capital facility. The interest expense of $0.3 million related to the IRBs has not been eliminated as the IRBs are being assumed by Clearwater Paper.
(5)	Represents the additional estimated interest expense related to the Notes.
(6)	Uses an estimated statutory tax rate of 39%.

Unaudited Pro Forma Combined Income Statement

For the Fiscal Year Ended December 31, 2009

	Historical		Pro Forma Adjustments	Notes	Condensed Pro Forma Combined
	Clearwater Paper	Cellu Tissue
	(in thousands)
Net sales	$1,250,069	$511,281	$—		$1,761,350
Costs and expenses:
Cost of sales	1,052,151	432,220	4,255	(1)	1,488,626
Selling, general and administrative expenses	71,125	26,885	(3,245)	(2)	94,765

	1,123,276	459,105	1,010		1,583,391
Alternative fuel mixture tax credit	170,647	—	—		170,647

Earnings before interest, debt retirement costs and income taxes	297,440	52,176	(1,010)		348,606
Interest expense, net	(15,505)	(39,594)	10,894	(3)(4)	(44,205)
Other expense	(6,250)	(1,274)	—		(7,524)

Earnings before income taxes	275,685	11,308	9,884		296,877
Income tax provision	93,221	7,545	3,855	(5)	104,621

Net earnings	$182,464	$3,763	$6,029		$192,256

(1)	Represents an adjustment to conform Cellu Tissue’s capitalization policies with Clearwater Paper’s capitalization policies.
(2)	Represents the elimination of expenses associated with Cellu Tissue’s stock compensation plan ($2.1 million) and the accelerated stock compensation charge associated with the Cellu Tissue’s initial public offering during the period ($1.1 million).
(3)	Represents the elimination of interest expense related to the Cellu Tissue Notes and borrowings under Cellu Tissue’s working capital facility. The interest expense of $0.7 million related to the IRBs has not been eliminated as the IRBs are being assumed by Clearwater Paper.
(4)	Represents the additional estimated interest expense related to the Notes.
(5)	Uses an estimated statutory tax rate of 39%.

Unaudited Pro Forma Combined Balance Sheets As of June 30, 2010

	Historical		Pro Forma Adjustments	Notes	Condensed Pro Forma Combined
	Clearwater Paper	Cellu Tissue
	(in thousands)
Assets:
Current assets:
Cash	$12,997	$2,230	$—		$15,227
Short-term investments	319,967	—	(224,682)	(1)	95,285
Receivables, net	110,130	55,509	—		165,639
Taxes receivable	—	3,163	—		3,163
Inventories	143,824	55,881	—		199,705
Deferred tax assets	11,917	1,368	—		13,285
Prepaid expenses	4,920	3,033	—		7,953

Total current assets	603,755	121,184	(224,682)		500,257

Land	4,729	4,627	—		9,356
Plant and equipment, at cost less accumulated depreciation	352,422	309,807	—		662,229
Deferred tax assets	7,479	—	—		7,479
Goodwill	—	41,020	196,265	(2)	237,285
Other intangibles, net	—	25,215	—		25,215
Other assets	6,883	8,623	(261)	(3)	15,245

	$975,268	$510,476	$(28,678)		$1,457,066

Liabilities and Stockholders’ Equity:
Current liabilities
Revolving line of credit	$—	$23,000	$(23,000)	(4)	$—
Accounts payable and accrued liabilities	111,699	62,790	—		174,489
Current portion of long-term debt	—	760	(760)	(4)	—
Current liability for pensions and other postretirement employee benefits	9,933	—	—		9,933

Total current liabilities	121,632	86,550	(23,760)		184,422

Long-term debt less current portion	148,379	242,854	123,121	(4)(5)	514,354
Liability for pensions and other postretirement employee benefits	229,418	—	—		229,418
Other long-term obligations	7,333	822	—		8,155
Accrued taxes	74,317	—	—		74,317
Deferred taxes	—	75,211	—		75,211
Accumulated other comprehensive loss	(118,792)	(1,090)	1,090	(6)	(118,792)
Stockholders’ equity excluding accumulated other comprehensive loss	512,981	106,129	(129,129)	(6)(7)	489,981

	$975,268	$510,476	$(28,678)		$1,457,066

(1)	Represents estimated amount of cash and short-term investments from Clearwater Paper’s balance sheet to be used to fund portions of the payments to be made in connection with the Transactions.
(2)	Represents the allocation of the purchase price for the Acquisition to goodwill, pending completion of the final fair value assessment of Cellu Tissue’s assets and liabilities. The allocation of the purchase price for the Acquisition will be determined after the completion of the Acquisition and will be based on the actual purchase price, the Cellu Tissue tangible and identifiable intangible assets acquired and liabilities assumed.
(3)	Represents the elimination of deferred financing expense on Cellu Tissue’s balance sheet related to the refinanced debt and the capitalization of our deferred financing fees resulting from the Transactions.
(4)	Represents the retirement of the Cellu Tissue Notes and payment of all borrowings under the Cellu Tissue working capital facility. No adjustment is made for the IRBs, as they will remain outstanding at the completion of the Acquisition.
(5)	Represents the $350 million aggregate principal amount of Notes.
(6)	Represents the elimination of Cellu Tissue’s accumulated other comprehensive loss and stockholders’ equity.
(7)	Represents an estimated $23 million of Acquisition-related expenses.